EXHIBIT (a)(1)(x)

FORM OF COMMUNICATION TO TENDERING OPTION HOLDERS REGARDING FINAL ELECTION

Internal Communication

ESS Stock Option Exchange
Final Election Confirmation Statement

Dear                                       :

Under the terms of the ESS Stock Option Exchange program, outlined below are the options you have submitted as your final elections for the stock option exchange program:

		Options	Grant/Base	Options	Replacement
Grant #	Grant Date	Granted	Price	Exchanged	Options

Please keep this letter for your records.

These outstanding options have been cancelled on December 28, 2004. Subject to your continued employment and certain other terms described in the Offer to Exchange Certain Outstanding Stock Options, dated November 29, 2004, you will receive your replacement stock options after they have been granted on or after June 29, 2005. Please review the terms and conditions of the option exchange program in the Offer to Exchange Certain Outstanding Stock Options dated November 29, 2004. If you have questions regarding the information above you may contact the Stock Administrator at (510) 492-1377 or stockadmin@esstech.com no later than December 27, 2004.

You will receive no further communication concerning your options cancelled under this option exchange program.